Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Financial Reporting
(804) 780-3000

JAMES RIVER COAL COMPANY ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE TRIAD MINING

RICHMOND, Va., March 30, 2005 - James River Coal Company (Nasdaq: JRCC) announced that it has entered into a definitive agreement to acquire all of the stock of Triad Mining, Inc.

Triad owns and operates six surface mines and one underground mine in Southern Indiana. Based on unaudited 2004 results, Triad produced approximately 3.4 million tons of coal, and generated revenues of approximately $81.6 million and operating income of approximately $13.0 million. Depreciation, depletion and amortization during 2004 were approximately $5.6 million. As of December 31, 2004, Triad controlled approximately 17.4 million tons of proven and probable coal reserves.

“We believe this acquisition fits well with our strategic plan to grow our production and reserves,” said Peter T. Socha, the Company’s Chairman and Chief Executive Officer. “Our goal is to balance our operations between mining methods (underground and surface) and coal basins (Central Appalachia and Illinois Basin). We expect the transaction to have an immediate positive impact on our company. The Aull family and the Triad management team have done a tremendous job in the growth and development of this company. We look forward to working together with them during the next stage in the growth of Triad Mining.”

Tim and Joe Aull, speaking on behalf of the Aull family and Triad shareholders, stated “This combination is a good fit for our company to ensure long term growth that will benefit our loyal employees and long time customers.”

The purchase price for the acquisition is $75 million, consisting of $64 million in cash and $11 million of Company common stock. The cash portion of the purchase price will be increased or decreased based on changes in Triad’s net working capital, less agreed upon distributions, between December 31, 2004 and the closing date. An additional payment could be made, up to a maximum of $5 million payable in Company stock, if rights to certain coal reserves are secured within two years after closing.

The Triad acquisition has been approved by the Company’s Board of Directors and by the Board of Directors and shareholders of Triad. The transaction is subject to customary closing conditions, including the Company obtaining financing for the acquisition on terms and conditions approved by its Board of Directors. The Company anticipates that it will finance the cash portion of the acquisition with proceeds from a combination of debt and equity issuances.

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James River Coal Company mines, processes and sells bituminous, low sulfur, steam- and industrial-grade coal primarily to electric utility companies. The Company’s mining operations are managed through five operating subsidiaries located throughout eastern Kentucky.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of the Company’s largest customers; failure to exploit additional coal reserves; failure to diversify the Company’s operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to the Company’s customers; lack of availability of financing sources; the effects of regulation and competition; the risk that the Company is unable to close the Triad acquisition or to successfully integrate the Triad business; and the risk factors detailed in the Company’s registration statement, initially filed with the Securities and Exchange Commission as of August 13, 2004, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company's public filings with the Securities and Exchange Commission.